TAX-FREE FUND OF COLORADO

                           Rule 18f-3
                      Multiple Class Plan


          TAX-FREE FUND OF COLORADO (the "Fund") has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares with differing distribution arrangements, voting rights and expense allocations.

          Pursuant to Rule 18f-3, the Board of Trustees of the Fund has approved and adopted this written plan (the "Plan") specifying all of the differences among the classes of shares to be offered by the Fund. Prior to such offering, the Plan will be filed as an exhibit to the Fund's registration statement. The Plan sets forth the differences among the classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

I.    Attributes of Share Classes

     This section discusses the attributes of the various classes of shares. Each share of the Fund represents an equal pro rata interest in the Fund and has identical voting rights, powers, qualifications, terms and conditions and, in proportion to each share's net asset value, liquidation rights and preferences.
Each class differs in that: (a) each class has a different class designation; (b) only the Front-Payment Class Shares are subject to a front-end sales charge ("FESC"); (c) only the Level-Payment and certain Front-Payment Class Shares are subject to a contingent deferred sales charge ("CDSC"); (d) only the Front-Payment Class Shares, Level-Payment Class Shares and Financial Intermediary Shares (as described below) are subject to distribution fees under a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), the distribution fees for the Level-Payment Class and Financial Intermediary Class being higher than that for the Front-Payment Class; (e) only the Level-Payment Class Shares and Financial Intermediary Shares are subject to a shareholder servicing fee under a non-Rule 12b-1 shareholder services plan (a "Shareholder Services Plan"); (f) to the extent that one class alone is affected by a matter submitted to a vote of the shareholders, then only that class has voting power on the matter, provided, however, that any class whose shares convert automatically to shares of another class also votes separately with respect to class-specific Rule 12b-1 matters applying to the latter class; (g) the expenses attributable to a specific class ("Class Expenses")* are borne only by shares of that class on a pro-rata basis; and (h) exchange privileges and conversion features may vary among the classes.


     * Class Expenses are limited to (i) transfer agency fees;
     (ii) preparation and mailing expenses for shareholder communications required by law, sent to current shareholders of a class; (iii) state Blue Sky registration fees; (iv) Securities and Exchange Commission ("SEC") registration fees; (v) trustees' fees; (vi) expenses incurred for periodic meetings of trustees or shareholders; and (vii) legal and accounting fees, other than fees for income tax return preparation or income tax advice.

     A.   Front-Payment Class Shares

     Front-Payment Class Shares are sold to (1) retail customers and (2) persons entitled to exchange into Front-Payment Class Shares under the exchange privileges of the Fund. Shares of the Fund outstanding on the date that the different classes of shares were first made available were be redesignated Front-Payment Shares. Front-Payment Class Shares will also be issued upon automatic conversion of Level-Payment Class Shares, as described below.

     1. Sales Loads. Front-Payment Class Shares are sold subject to the current maximum FESC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act). Certain Front-Payment Class Shares sold without a FESC are subject to a CDSC.

     2.   Distribution and Service Fees.  Front-Payment Class
     Shares are subject to a distribution fee pursuant to Part I of the Fund's Rule 12b-1 Plan. They are not subject to charges applicable to a Shareholder Services Plan.

     3. Class Expenses. Class Expenses that are attributable to the Front-Payment Class are allocated to that particular class.

     4. Exchange Privileges and Conversion Features. Front-Payment Class Shares are exchangeable for Front-Payment Class Shares issued by other funds sponsored by Aquila Management Corporation and as may additionally be set forth in the then current prospectus of the Fund. Front-Payment Class Shares have no conversion features.

     B.   Level-Payment Class Shares

     Level-Payment Class Shares are sold to (1) retail customers and (2) persons entitled to exchange into Level-Payment Class
Shares  under the exchange privileges of the Fund.

     1. Sales Loads. Level-Payment Class Shares are sold without the imposition of any FESC, but are subject to a CDSC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act).

     2. Distribution and Service Fees. Level-Payment Class Shares are subject to a distribution fee pursuant to Part II of the Fund's Rule 12b-1 Plan and to a shareholder servicing fee under a Shareholder Services Plan not to exceed .25% of the average daily net assets of the Level-Payment Class.

     3. Class Expenses. Class Expenses that are attributable to the Level-Payment Class are allocated to that particular class.

     4. Exchange Privileges and Conversion Features. Level-Payment Class Shares are exchangeable for Level-Payment Class Shares issued by other funds sponsored by Aquila Management Corporation and as may additionally be set forth in the then current prospectus of the Fund. After a period of no greater than six years, Level-Payment Class Shares automatically convert to Front-Payment Class Shares on the basis of the relative net asset values of the two classes without the imposition of any sales charge, fee, or other charge, provided, however, that the expenses, including distribution fees, for Front-Payment Class Shares are not higher than the expenses, including distribution fees, for Level-Payment Class Shares. If the amount of expenses, including distribution fees, for the Front-Payment Class is increased materially without approval of the shareholders of the Level-Payment Class, a new class will be established -- on the same terms as apply to the Front-Payment Class prior to such increase -- as the class into which Level-Payment Class Shares automatically convert.

     C.   Institutional Class Shares

     Institutional Class Shares are not offered to retail customers but are sold only to (1) institutional investors investing funds held in a fiduciary, advisory, agency, custodial or other similar capacity and (2) persons entitled to exchange into Institutional Class Shares under the exchange privileges of the Fund.

     1. Sales Loads. Institutional Class Shares are sold without the imposition of any FESC, CDSC or any other sales charge.

     2.   Distribution and Service Fees.  Institutional Class
     Shares are not subject to any distribution fee or shareholder servicing fee.

     3. Class Expenses. Class Expenses that are attributable to the Institutional Class are allocated to that particular class.

     4. Exchange Privileges and Conversion Features. Institutional Class Shares are exchangeable for Institutional Class Shares issued by other funds sponsored by Aquila Management Corporation and as may additionally be set forth in the then current prospectus of the Fund. Institutional Class Shares have no conversion features.

     D. Financial Intermediary Class Shares

     Financial Intermediary Class Shares are sold (1) only through financial intermediaries with which Aquila Distributors, Inc. has entered into sales agreements, and are not offered directly to retail customers and (2) persons entitled to exchange into Financial Intermediary Class Shares under the exchange privileges of the Fund.


     1. Sales Loads. Financial Intermediary Class Shares are sold without the imposition of any FESC, CDSC or any other sales charge.

     2. Distribution and Service Fees. Financial Intermediary Class Shares are subject to a distribution fee pursuant to
     Part III of the Fund's Rule 12b-1 Plan and to a shareholder servicing fee under a Shareholder Services Plan not to exceed 0.25% of the average daily net assets of the Financial Intermediary Class.

     3. Class Expenses. Class Expenses that are attributable to the Financial Intermediary Class are allocated to that particular class.

     4. Exchange Privileges. Financial Intermediary Shares are exchangeable for Financial Intermediary Class Shares issued by other funds sponsored by Aquila Management Corporation to the extent that shares of such funds are sold by the respective financial intermediaries, and as may additionally be set forth in the then current prospectus of the Fund.

     E.   Additional Classes

          In the future, the Fund may offer additional classes of shares which differ from the classes discussed above. However, any additional classes of shares must be approved by the Board, and the Plan must be amended to describe those classes.

II.   Approval of Multiple Class Plan

          The Board of the Fund, including a majority of the independent Trustees, must approve the Plan initially. In addition, the Board must approve any material changes to the classes and the Plan prior to their implementation. The Board must find that the Plan is in the best interests of each class individually and the Fund as a whole. In making its findings, the Board should focus on, among other things, the relationships among the classes and examine potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. Most significantly, the Board should evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and that the allocation of expenses is reasonable. In accordance with the foregoing provisions of this Section II, the Board of the Fund has approved and adopted this Plan as of the date written above.

III.  Dividends and Distributions

          Because of the differences in fees paid under a Rule 12b-1 Plan and Shareholder Services Plan and the special allocation of Class Expenses among the classes of shares of the Fund, the dividends payable to shareholders of a class will differ from the dividends payable to shareholders of one or more of the other classes. Dividends paid to each class of shares in the Fund will, however, be declared and paid at the same time and, except for the differences in expenses listed above, will be determined in the same manner and paid in the same amounts per outstanding shares.

IV.   Expense Allocations

          The methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares and the proper allocation of income and expenses among the various classes of shares are set forth in the Memorandum (together with exhibits) of Richard F. West, Treasurer, dated November 24, 1995, revised September 1, 1997 and entitled "Methodologies Used In Accounting For Multiple Class Shares."

Dated October 31, 1997